Exhibit 99.h.1.a

EXHIBIT B

ABERDEEN FUNDS

Fund Administration Agreement

Fee Schedule

Effective June 1, 2010*

Fees

The Trust shall pay fees to the Administrator, as set forth in the schedule directly below, for the provision of services covered by this Agreement. Fees will be computed daily and payable monthly at an annual rate based on the aggregate amount of the Trust’s average daily net assets. The Trust will also be responsible for out-of-pocket expenses (including, but not limited to, the cost of the pricing services that the Administrator utilizes and any networking fees paid as out-of-pocket expenses) reasonably incurred by the Administrator and in providing services to the Trust.  All fees and expenses shall be paid by the Trust to the Administrator on behalf of the Administrator.

Aggregate Fee as a
Trust Asset Level	Percentage of Net Assets
First $500 million	0.065%
$Over 500 million to $2 billion	0.045%
Over $2 billion	0.02%

The asset-based fees are subject to an annual minimum fee equal to the number of Funds multiplied by $25,000.

Funds of the Trust

a.             Aberdeen Global Equity Fund

b.             Aberdeen China Opportunities Fund

c.             Aberdeen Emerging Markets Fund

d.             Aberdeen International Equity Fund

e.             Aberdeen Equity Long-Short Fund

f.              Aberdeen Global Natural Resources Fund

g.             Aberdeen Optimal Allocations Fund: Growth

h.             Aberdeen Optimal Allocations Fund: Moderate Growth

i.              Aberdeen Optimal Allocations Fund: Moderate

j.              Aberdeen Optimal Allocations Fund: Defensive

k.             Aberdeen Optimal Allocations Fund: Specialty

l.              Aberdeen Small Cap Fund

m.            Aberdeen Global Small Cap Fund

n.             Aberdeen Asia Pacific (ex-Japan) Equity Fund

o.             Aberdeen Global Fixed Income Fund

p.             Aberdeen Asia Bond Fund

q.             Aberdeen Tax-Free Income Fund

r.              Aberdeen Core Fixed Income Fund

s.             Aberdeen Core Plus Income Fund

t.              Aberdeen Global High Yield Bond Fund

u.             Aberdeen Emerging Markets Debt Local Currency Fund

v.             Aberdeen Ultra-Short Duration Bond Fund

w.            Aberdeen Asia-Pacific Smaller Companies Fund

x.             Aberdeen U.S. Equity I Fund

y.             Aberdeen U.S. Equity II Fund

Aberdeen U.S. High Yield Bond Fund

Aberdeen Emerging Markets Debt Fund

* As most recently approved at the June 5, 2012 Board Meeting.

ABERDEEN FUNDS

By:	/s/ Megan Kennedy
Name: Megan Kennedy
Title: Secretary and Vice President

ABERDEEN ASSET MANAGEMENT INC.

By:	/s/ Alan Goodson
Name: Alan Goodson
Title: Vice President